Exhibit 16.1 Letter from The Blackwing Group, LLC, dated February 10, 2010 to the Securities and Exchange Commission regarding statements included in this Form 8-K

Exhibit 16.1

THE BLACKWING GROUP, LLC

18921G E VALLEY VIEW PARKWAY #325

INDEPENDENCE, MO 64055

816-813-0098

February 10, 2010

Securities and Exchange Commission

100 F. Street, N.E.

Washington, D.C. 20549

RE: Western Lucrative Enterprises, Inc.

We have read the statements that we understand Western Lucrative Enterprises, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

Regards,

/s/ The Blackwing Group, LLC

Certified Public Accountants